Exhibit 99.1

Corporate News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234- 6034

Mark Oberle Phone: +1 972 443 4464
Celanese Corporation Reports Strong Third Quarter Results; Raises Outlook for Full Year 2007
     Third quarter highlights:
▪	Net sales increased 7% to $1,573 million from prior year

▪	Operating profit decreased 15% to $147 million

▪	Net earnings increased 17% to $128 million

▪	Operating EBITDA increased to $302 million from $296 million in prior year

▪	Diluted EPS increased 19% to $0.76

▪	Adjusted EPS increased to $0.73 from $0.71 in prior year

▪	2007 adjusted earnings per share outlook raised to between $3.10 and $3.20 from previous guidance of between $2.85 and $3.00

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2007	2006	2007	2006

Net sales	1,573	1,471	4,684	4,348
Operating profit	147	172	424	480
Net earnings	128	109	212	329
Operating EBITDA [1]	302	296	976	875
Diluted EPS — continuing operations	$0.77	$0.52	$0.74	$1.58
Diluted EPS — Total	$0.76	$0.64	$1.23	$1.92
Adjusted EPS [1]	$0.73	$0.71	$2.49	$2.02

[1]	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, October 22, 2007: Celanese Corporation (NYSE: CE) today reported strong overall performance with net sales of $1,573 million for the quarter, a 7 percent increase from the prior year. Higher pricing on continued robust global demand for Acetyl Intermediates products and sales from the recently acquired Acetate Products Limited (APL) business drove the increased revenue. Additionally, net sales benefited from increased volume in Advanced Engineered Materials, the successful startup of the company’s acetic acid unit in Nanjing, China and the favorable effect of foreign currency exchange across all businesses. Volumes in Acetyl Intermediates and Industrial Specialties were lower due to the unplanned outage of the acetic acid unit at the company’s Clear Lake, Texas facility which restarted in early August. Operating profit decreased to $147 million from $172 million in the prior year period, primarily due to increased other charges and a loss on sale related to the AT Plastics Films business. Net earnings were $128 million compared with $109 million a year ago, primarily due to U.S. GAAP treatment of taxes in the quarter.

Adjusted earnings per share for the third quarter were $0.73 compared with $0.71 in the same period last year, driven by continued strong operating performance across the company and increased earnings from affiliates.
The 2006 results included approximately $0.04 of after-tax earnings per share associated with the production of methanol which the company ceased in 2007. The 2007 results for adjusted earnings per share excluded approximately $40 million in costs primarily associated with the company’s debt refinancing initiative and the previously announced revitalization strategy for Industrial Specialties. The tax rate used for adjusted earnings per share was 28 percent and 25 percent for the third quarters of 2007 and 2006, respectively. Operating EBITDA for the quarter was $302 million versus $296 million in the prior year period.
“The global fundamentals of our businesses remain strong and we continue to deliver on our growth commitments,” said David Weidman, chairman and chief executive officer. “Although we encountered volatility in key raw materials and were challenged with the impact of the Clear Lake outage, we demonstrated the resiliency of our integrated hybrid structure. Our global balance and end market diversity continued to provide a platform for sustained earnings growth and cash generation.”
Year to Date 2007
Net sales for the first nine months of 2007 were $4,684 million, an 8 percent increase from last year’s results. Overall higher pricing on continued strong demand for acetyl products, positive currency effects, and additional sales from the APL business contributed to the increase. Operating profit was $424 million compared with $480 million in the prior year period, primarily due to a long-term management compensation program paid upon the exit of the company’s private equity sponsor, and expenses associated with the company’s restructuring and revitalization programs. Operating EBITDA for the first nine months of 2007 was $976 million, up 12 percent from the first nine months of 2006. Adjusted earnings per share were $2.49 versus $2.02 in the same period last year, driven by strong operating performance.

Recent Highlights
▪	Celebrated milestone events in Asia, marking the company’s historical presence in China and Singapore, as well as its commitment to growth in the region. Events included the 20th anniversary of the company’s acetate joint venture at Nantong Cellulose Fibers Company; the 10th anniversary of acetyl products operations in Singapore; and the inauguration of the integrated chemical complex in Nanjing, China.

▪	Sold the Films business of the AT Plastics subsidiary to British Polythene Industries PLC (BPI). The sale was part of Celanese’s ongoing plan to divest non-core businesses.

▪	Announced the sale of the Pampa, Texas facility as part of the company’s plan to pursue strategic alternatives for the site. Celanese’s chemical production and other operations will continue at the site until at least early 2009.

▪	Selected Frankfurt-Hoechst Industrial Park as the new site for Ticona’s Kelsterbach production operations in Germany.
Third Quarter Segment Overview
In December 2006, the company announced a realignment of its businesses to drive strategic growth and group businesses with similar dynamics and growth opportunities. Beginning with the third quarter 2007, financial results for the business segments reflect this realignment and are reported in the new structure. The comparative segment data, which also reflect the realignment, exclude results from the company’s oxo alcohol business, substantially all of which was divested in the first quarter of 2007. Quarterly earnings for the discontinued Edmonton methanol operations are included in Other Charges and Other Adjustments. For quarterly historical financial information in the new reporting segments for the fiscal years 2005 and 2006 and for the first two fiscal quarters of 2007, please refer to the Investor section of the company’s website, www.celanese.com.
Advanced Engineered Materials
Advanced Engineered Materials experienced continued high volume growth, fueled by strong end market demand and innovative application development. Net sales increased to $258 million from $230 million in the same period last year as volume increases of 11 percent and positive currency impacts of 4 percent more than offset slightly lower average pricing related to product and segment mix. Operating profit decreased to $35 million from $37 million in the same period last year as the increased sales were offset by higher energy costs and the impact of product and segment mix. Operating EBITDA, however, increased to $70 million from $67 million in the prior year period, driven by increased earnings from its equity affiliates. Advanced Engineered Materials represents the previously reported Technical Polymers Ticona segment.
Consumer Specialties
Consumer Specialties continued to deliver superior performance and realize the benefits of the revitalization strategy for its Acetate Products business. Net sales increased 32 percent to $282 million compared with the same period last year. The increase was primarily driven by $59 million of additional net sales in the quarter from the acquired APL business. Net sales also benefited from higher pricing on continued strong demand in Acetate Products. Increased volumes for Sunett® sweetener helped to offset lower acetate flake volumes associated with the company’s strategy to expand its China ventures and close flake production in Edmonton, Canada. Operating profit was $34 million, $1 million lower than the prior year period. The increased sales were offset by higher raw material and energy costs, higher depreciation and amortization, and expenses associated with the continued integration of the recently acquired APL business. Operating EBITDA increased to $53 million compared with $44 million in the same period last year. Consumer Specialties combines the previously reported Acetate Products and Performance Products segments.
Industrial Specialties
Net sales for the integrated, downstream specialty businesses decreased 6 percent to $314 million compared with the prior year period, primarily driven by lower volumes resulting from the unplanned outage of the acetic acid unit at the company’s Clear Lake facility and its subsequent force majeure. Net sales benefited, however, from higher pricing on continued strong demand and favorable currency effects in the period. Operating profit was a loss of $9 million, $26 million lower than the prior year period, on lower volumes and higher raw material costs, primarily VAM. Third quarter 2007 results also included a $7 million loss on sale of the AT Plastics Films business in August 2007. Operating EBITDA was $18 million compared with $36 million in the prior year period. The Industrial Specialties segment combines the emulsions, polyvinyl alcohol (PVOH) and AT Plastics businesses which were previously reported in the Chemical Products and Other segments, respectively.

Acetyl Intermediates
Acetyl Intermediates demonstrated the strength of its global presence and executed on its growth objectives in Asia. Net sales were $859 million compared with $872 million in the prior year period as higher pricing on continued strong global demand and positive currency effects helped to offset overall lower volumes resulting from the company’s unplanned outage at the Clear Lake facility. Additional industry production outages also contributed to the favorable supply/demand balances and higher pricing. Production from the company’s new acetic acid unit in Nanjing, China positively impacted results. Operating profit was $117 million, a 7 percent decrease from the same period last year, driven by lower volumes, higher raw material costs, and higher depreciation and amortization expense associated with the Nanjing, China unit. Operating EBITDA, however, increased modestly to $178 million from $177 million in the same period last year as the company’s Ibn Sina cost affiliate contributed higher dividends in the quarter. Acetyl Intermediates includes acetic acid, VAM, acetic anhydride and other acetyl derivatives previously reported in the Chemical Products segment.
Taxes
The tax rate for adjusted earnings per share was 28 percent in the third quarter of 2007 compared with 25 percent for the third quarter of 2006. The third quarter U.S. GAAP effective rate was significantly lower primarily as a result of revaluing deferred taxes to reflect the recent German tax rate reduction. This rate reduction was accounted for as a discrete transaction in the third quarter. The adjusted tax rate of 28 percent is based on our previous guidance which did not anticipate this rate reduction.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $53 million in the third quarter compared with $33 million in the third quarter of 2006. The increase is attributed to higher dividends received from its Ibn Sina cost affiliate, primarily driven by strong methanol and MTBE performance, as well as improved earnings performance in the Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in operating cash flow, increased to $43 million from $33 million last year.

Cash Flow
During the first nine months of 2007, the company generated approximately $279 million in cash flow from operations compared with $444 million in the same period last year. Excluding operating cash used in discontinued operations in both periods, cash flow from operations was $371 million and $437 million for 2007 and 2006, respectively. Through the end of the third quarter 2007, the company has paid $109 million in additional cash taxes compared with the same period last year.
“Our cash generation remains strong,” said Steven Sterin, senior vice president and chief financial officer. “We continue on track to deliver between $400 million and $500 million in free cash flow during 2007.”
Cash and cash equivalents at the end of the period were $531 million, a decrease of $260 million from the end of 2006 and an increase of $61 million from the end of the second quarter of 2007. During the first nine months of 2007, the company executed a comprehensive recapitalization strategy which included a debt refinancing and repurchase of its Series A common stock. The company completed purchasing shares under this plan during July 2007, using $145 million in cash in the third quarter. Net debt at the end of the third quarter was $2,964 million, an increase of $257 million from the end of 2006, primarily driven by the company’s debt refinancing and the acquisition of the APL business.
Outlook
The company raised its full year 2007 outlook for adjusted earnings per share to between $3.10 and $3.20 from its previous guidance range of between $2.85 and $3.00. The company’s guidance is based on a tax rate of 28 percent and a year-end weighted average of 171 million diluted shares outstanding. The company also raised its guidance range for operating EBITDA to between $1,240 million and $1,270 million from its previous guidance range of between $1,180 million and $1,220 million.
“With continued strong business performance and higher pricing across the acetyls industry related to significant production outages, our financial outlook for the remainder of the year has improved. Our Industrial Specialties businesses, however, will be challenged with higher raw material costs consistent with the integrated nature of their earnings profile,” said Weidman. “Overall, the performance of our global portfolio continues to deliver growth and improved earnings.”

Contacts:
Investor Relations	Media
Mark Oberle	Jeremy Neuhart
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519
Email: Mark.Oberle@celanese.com	Jeremy.Neuhart@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects four performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2007	2006	2007	2006

Net sales	1,573	1,471	4,684	4,348
Cost of sales	(1,236)	(1,133)	(3,651)	(3,350)

Gross profit	337	338	1,033	998

Selling, general and administrative expenses	(133)	(129)	(371)	(402)
Amortization of Intangibles [1]	(18)	(17)	(53)	(49)
Research and development expenses	(18)	(15)	(54)	(48)
Other (charges) gains, net	(12)	—	(118)	(12)
Foreign exchange loss, net	—	(2)	—	(3)
Loss on disposition of assets, net	(9)	(3)	(13)	(4)

Operating profit	147	172	424	480

Equity in net earnings of affiliates	24	17	65	53
Interest expense	(63)	(73)	(196)	(217)
Refinancing expenses	—	(1)	(256)	(1)
Interest income	9	10	34	26
Dividend income — cost investments	29	16	93	62
Other income (expense), net	(15)	9	(30)	(2)

Earnings from continuing operations before tax and minority interests	131	150	134	401

Income tax provision	(1)	(60)	(6)	(128)

Earnings from continuing operations before minority interests	130	90	128	273

Minority interests	—	(2)	—	(3)

Earnings from continuing operations	130	88	128	270

Earnings (loss) from discontinued operations:
Earnings from operation of discontinued operations	—	29	38	85
Gain on disposal of discontinued operations	—	3	47	4
Income tax provision	(2)	(11)	(1)	(30)

Earnings (loss) from discontinued operations	(2)	21	84	59

Net earnings	128	109	212	329

Cumulative preferred stock dividend	(2)	(3)	(7)	(8)

Net earnings available to common shareholders	126	106	205	321

Earnings (loss) per common share — basic:
Continuing operations	$0.85	$0.54	$0.78	$1.65
Discontinued operations	(0.01)	0.13	0.54	0.37

Net earnings available to common shareholders	$0.84	$0.67	$1.32	$2.02

Earnings (loss) per common share — diluted:
Continuing operations	$0.77	$0.52	$0.74	$1.58
Discontinued operations	(0.01)	0.12	0.49	0.34

Net earnings available to common shareholders	$0.76	$0.64	$1.23	$1.92

Weighted average shares — basic	150.2	158.6	155.4	158.6
Weighted average shares — diluted	167.4	171.2	172.1	171.6

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	September 30,	December 31,
(in $ millions)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	531	791
Restricted cash	—	46
Receivables:
Trade receivables — third party and affiliates, net	953	1,001
Other receivables	395	475
Inventories	575	653
Deferred income taxes	75	76
Other assets	61	69

Total current assets	2,590	3,111

Investments	778	763
Property, plant and equipment, net	2,270	2,155
Deferred income taxes	51	22
Other assets	545	506
Goodwill	875	875
Intangible assets, net	432	463

Total assets	7,541	7,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	243	309
Trade payables — third parties and affiliates	675	823
Other current liabilities	851	787
Deferred income taxes	6	18
Income taxes payable	16	279

Total current liabilities	1,791	2,216

Long-term debt	3,252	3,189
Deferred income taxes	247	297
Benefit obligations	880	889
Other liabilities	692	443
Minority interests	5	74
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(403)	—
Additional paid-in capital	428	362
Retained earnings	594	394
Accumulated other comprehensive income (loss), net	55	31

Total shareholders’ equity	674	787

Total liabilities and shareholders’ equity	7,541	7,895

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA — a Non-U.S. GAAP Measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2007	2006	2007	2006

Net Sales
Advanced Engineered Materials	258	230	777	691
Consumer Specialties	282	213	832	652
Industrial Specialties	314	335	1,015	972
Acetyl Intermediates	859	872	2,532	2,520
Other Activities [1]	6	5	2	16
Intersegment eliminations	(146)	(184)	(474)	(503)

Total	1,573	1,471	4,684	4,348

Operating Profit (Loss)
Advanced Engineered Materials	35	37	103	116
Consumer Specialties	34	35	130	124
Industrial Specialties	(9)	17	2	35
Acetyl Intermediates	117	126	340	349
Other Activities [1]	(30)	(43)	(151)	(144)

Total	147	172	424	480

Equity Earnings and Other Income/(Expense) [2]
Advanced Engineered Materials	18	14	48	42
Consumer Specialties	2	—	37	22
Industrial Specialties	—	—	—	(1)
Acetyl Intermediates	28	18	51	40
Other Activities [1]	(10)	10	(8)	10

Total	38	42	128	113

Other Charges and Other Adjustments [3]
Advanced Engineered Materials	—	—	5	(4)
Consumer Specialties	2	—	11	—
Industrial Specialties	14	3	33	14
Acetyl Intermediates	2	10	59	36
Other Activities [1]	22	3	98	31

Total	40	16	206	77

Depreciation and Amortization Expense
Advanced Engineered Materials	17	16	51	48
Consumer Specialties	15	9	39	29
Industrial Specialties	13	16	43	45
Acetyl Intermediates	31	23	81	78
Other Activities [1]	1	2	4	5

Total	77	66	218	205

Operating EBITDA
Advanced Engineered Materials	70	67	207	202
Consumer Specialties	53	44	217	175
Industrial Specialties	18	36	78	93
Acetyl Intermediates	178	177	531	503
Other Activities [1]	(17)	(28)	(57)	(98)

Total	302	296	976	875

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	Includes equity earnings from affiliates, dividends from cost investments and other income/(expense)

[3]	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations (See Table 7).

Table 2
Factors Affecting Third Quarter 2007 Segment Net Sales Compared to Third Quarter 2006

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	11%	-3%	4%	0%	12%
Consumer Specialties	-1%	4%	1%	28%	32%
Industrial Specialties	-11%	3%	4%	-2%	-6%
Acetyl Intermediates	-15%	11%	3%	0%	-1%
Total Company	-10%	7%	4%	6%	7%

Factors Affecting Nine Months 2007 Segment Net Sales Compared to Nine Months 2006

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	9%	-1%	4%	0%	12%
Consumer Specialties	-3%	5%	1%	25%	28%
Industrial Specialties	0%	1%	4%	-1%	4%
Acetyl Intermediates	-10%	7%	3%	0%	0%
Total Company	-5%	5%	4%	4%	8%

[1]	Primarily represents net sales from APL (Acetate), divestiture of AT Plastics Films business and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Nine Months Ended
	September 30,
(in $ millions)	2007	2006
Net cash provided by operating activities	279	444
Net cash provided by (used in) investing activities	196	(222)
Net cash used in financing activities	(760)	(109)
Exchange rate effects on cash	25	10
Cash and cash equivalents at beginning of period	791	390

Cash and cash equivalents at end of period	531	513

Table 4
Cash Dividends Received

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2007	2006	2007	2006
Dividends from equity investments	14	17	54	53
Dividends from cost investments	29	16	93	62

Total	43	33	147	115

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	September 30,	December 31,
(in $ millions)	2007	2006

Short-term borrowings and current installments of long-term debt — third party and affiliates	243	309
Long-term debt	3,252	3,189

Total debt	3,495	3,498

Less: Cash and cash equivalents	531	791

Net Debt	2,964	2,707

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2007	2006	2007	2006

Earnings (loss) from continuing operations before tax and minority interests	131	150	134	401
Non-GAAP Adjustments:
Other charges and other adjustments [1]	40	16	206	77
Refinancing costs		—	254	—

Adjusted earnings from continuing operations before tax and minority interests	171	166	594	478
Income tax provision on adjusted earnings[2]	(48)	(42)	(166)	(129)
Minority interests	—	(2)	—	(3)

Adjusted earnings from continuing operations	123	122	428	346
Preferred dividends	(2)	(3)	(7)	(8)

Adjusted net earnings available to common shareholders	121	119	421	338
Add back: Preferred dividends	2	3	7	8

Adjusted net earnings for adjusted EPS	123	122	428	346

Diluted shares (millions)

Weighted average shares outstanding	150.2	158.6	155.4	158.6
Assumed conversion of Preferred Shares	12.0	12.0	12.0	12.0
Assumed conversion of Restricted Stock	0.4	—	0.3	—
Assumed conversion of stock options	4.8	0.6	4.4	1.0

Total diluted shares	167.4	171.2	172.1	171.6

Adjusted EPS	0.73	0.71	2.49	2.02

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three and nine months ended September 30, 2007 is 28% based on the original full year 2007 guidance.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2007	2006	2007	2006

Employee termination benefits	2	—	27	11
Plant/office closures	4	—	4	—
Insurance recoveries associated with plumbing cases	(2)	—	(2)	(3)
Long-term compensation triggered by Exit Event	—	—	74	—
Asset impairments	6	—	9	—
Ticona Kelsterbach relocation	1	—	4	—
Other	1	—	2	4

Total	12	—	118	12

Other Adjustments: 1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2007	2006	2007	2006

Executive severance & other costs related to Squeeze-Out	(1)	5	—	28
Ethylene Pipeline Exit	—	—	10
Business Optimization	5	4	10	4
Foreign exchange loss related to refinancing transaction	13	—	22	—
AT Plastics films sale	7	—	7	—
Discontinued Methanol production [2]	—	10	31	36
Other	4	(3)	8	(3)

Total	28	16	88	65

Total other charges and other adjustments	40	16	206	77

[1]	These items are included in net earnings but not included in other charges.

[2]	Adjusted earnings per share included earnings from its discontinued methanol production which was included in the company’s 2007 guidance.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2007	2006	2007	2006
Net Sales
Ticona Affiliates[1]	315	291	934	862
Infraserv[2]	422	346	1,175	1,010

Total	737	637	2,109	1,872

Operating Profit
Ticona Affiliates	55	42	148	130
Infraserv	19	16	61	47

Total	74	58	209	177

Depreciation and Amortization
Ticona Affiliates	12	13	39	35
Infraserv	21	20	61	59

Total	33	33	100	94

Affiliate EBITDA[3]
Ticona Affiliates	67	55	187	165
Infraserv	40	36	122	106

Total	107	91	309	271

Net Income
Ticona Affiliates	38	29	98	85
Infraserv	19	10	59	38

Total	57	39	157	123

Net Debt
Ticona Affiliates	142	(25)	142	(25)
Infraserv	5	35	5	35

Total	147	10	147	10

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2007	2006	2007	2006
Net Sales
Ticona Affiliates	145	134	432	399
Infraserv	135	78	388	394

Total	280	212	820	793

Operating Profit
Ticona Affiliates	25	20	70	62
Infraserv	6	5	20	16

Total	31	25	90	78

Depreciation and Amortization
Ticona Affiliates	6	6	18	17
Infraserv	6	6	20	19

Total	12	12	38	36

Affiliate EBITDA[3]
Ticona Affiliates	31	26	88	78
Infraserv	12	11	39	34

Total	43	37	127	112

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	18	13	47	39
Infraserv	6	4	18	14

Total	24	17	65	53

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	13	13	41	39
Infraserv	6	7	21	20

Total	19	20	62	59

Net Debt
Ticona Affiliates	62	(13)	62	(13)
Infraserv	3	13	3	13

Total	65	—	65	—

[1]	Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics(50%) and Fortron Industries(50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measures

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA